BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON DECEMBER 7, 2017

1.            Date, Time and Place: Held on December 7, 2017, at 5 pm, in São Paulo City, São Paulo state, in the office of BRF S.A. (“Company”) located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons dispensed pursuant the Article 21 of Company’s Bylaws considering the presence of the totally of the members of the Board of Directors: Messieurs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Marcos Guimarães Grasso, Flávia Buarque de Almeida, José Aurélio Drummond Jr., Mrs. Francisco Petros Oliveira Lima Papathanasiadis, Walter Fontana Filho and Walter Malieni Jr.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Débora Benassi.

4.            Agenda: (i) Issuance of bonds in Argentine pesos for placement in the Argentine market by the subsidiary Quickfood S.A. (“Quickfood” and “Issuance”).

5.            Resolutions: The members approved, initially, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following resolutions were taken:

5.1. Bonds Quickfood S.A.: The members of the Board of Directors, by unanimously, approved the issuance of bonds in the Argentine capital market as follows: (i) issuance of Class X securities in the amount of AR $ 245,041,000.00 (two hundred and forty-five million, forty-one thousand Argentinean pesos), with a term of 24 months, remunerated at the Badlar rate plus a margin of 4.25% per annum, and (ii) issuance of Class XI securities in the amount of AR $ 194,444,444.00 (one hundred and ninety-four million, four hundred and forty-four thousand, four hundred and forty-four Argentine pesos), with a term of 48 months, remunerated at the Badlar rate plus a margin of 4.25% per annum. They subsequently approved the granting of a fiduciary guarantee by the Company, unconditional and irrevocable, to be constituted under the applicable regulations, to the obligations assumed by Quickfood in the scope of the Issuance.

Ficam a Diretoria da Companhia e a Diretoria da Quickfood autorizadas a tomar todas as providências e assinar todos os documentos necessários à implementação da realização da Emissão, incluindo a celebração dos documentos, contratos e certificados necessários para a sua formalização, tais quais, mas não limitadamente (a) pricing suplement, (b) placement agreement, (c) the certificates representing Class X and Class XI securities (Global Deposit Certificates in Caja de Valores S.A.).

Minutes of the Extraordinary Meeting of the Board of Directors held on December 7, 2017.

BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON DECEMBER 7, 2017

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book Number 6 of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, December 7, 2017

Débora Benassi Secretary

Minutes of the Extraordinary Meeting of the Board of Directors held on December 7, 2017.